Exhibit 13(c)

EXECUTION COPY

SUB-ADMINISTRATION SERVICES AGREEMENT

This Sub-Administration Services Agreement (“Agreement”) is made effective as of December 9, 2011 by and between VP DISTRIBUTORS, LLC, a Delaware limited liability company (“VP Distributors”) and BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (“BNY Mellon”).

BACKGROUND:

A.	VP Distributors serves as the administrator to Virtus Total Return Fund (the “Fund”).

B.	The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

C.	VP Distributors wishes to retain BNY Mellon to provide certain sub-administration services (the “Services”) with respect to the Fund and BNY Mellon wishes to furnish such services.

D.	The parties hereto desire to enter into this Agreement to accommodate the foregoing.

TERMS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1.          Definitions. As used in this Agreement:

(a)       “1933 Act” means the Securities Act of 1933, as amended.

(b)       “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)       “Authorized Person” means any officer of VP Distributors, the Fund and any other person duly authorized by the Fund’s Board of Directors to give Oral Instructions and Written Instructions on behalf of the Fund and designated by those individuals listed on Exhibit A attached hereto and made a part hereof or any amendment thereto as may be received by BNY Mellon. An Authorized Person’s scope of authority may be limited by VP Distributors or the Fund by setting forth such limitation in the document in which the authorization is provided.

EXECUTION COPY

(d)       “CEA” means the Commodities Exchange Act, as amended.

(e)       “Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 50% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f)       “Oral Instructions” mean oral instructions received by BNY Mellon from an Authorized Person or from a person reasonably believed by BNY Mellon to be an Authorized Person.

(g)       “SEC” means the Securities and Exchange Commission.

(h)       “Securities Laws” means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

(h)       “Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)        “Written Instructions” means written instructions signed by an Authorized Person and received by BNY Mellon. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device. In addition, Written Instructions include instructions sent via e-mail by an Authorized Person and received and opened by BNY Mellon.

2.          Appointment

Services. VP Distributors hereby appoints BNY Mellon to provide the Services with respect to the Fund, in accordance with the terms set forth in this Agreement BNY Mellon accepts such appointment and agrees to furnish such Services.

3.          Compliance with Rules and Regulations.

BNY Mellon undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BNY Mellon hereunder. Except as specifically set forth herein, BNY Mellon assumes no responsibility for such compliance by the Fund.

EXECUTION COPY

4.          Instructions.

(a)       Unless otherwise provided in this Agreement, BNY Mellon shall act only upon Oral Instructions and Written Instructions.

(b)       BNY Mellon shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by BNY Mellon to be an Authorized Person) pursuant to this Agreement. BNY Mellon may reasonably assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or of the Fund’s shareholders, unless and until BNY Mellon receives Written Instructions to the contrary.

(c)       VP Distributors agrees, as applicable, to forward to BNY Mellon Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by BNY Mellon or its affiliates) so that BNY Mellon receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by BNY Mellon shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, BNY Mellon shall incur no liability to VP Distributors or the Fund in acting upon such Oral Instructions or Written Instructions provided that BNY Mellon’s actions comply with the other provisions of this Agreement.

5.          Right to Receive Advice.

(a)       Advice of VP Distributors or the Fund. If BNY Mellon is in doubt as to any action it should or should not take, BNY Mellon may request directions or advice, including Oral Instructions or Written Instructions, from VP Distributors.

EXECUTION COPY

(b)       Advice of Counsel. If BNY Mellon shall be in doubt as to any question of law pertaining to any action it should or should not take, BNY Mellon may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or BNY Mellon, at the option of BNY Mellon).

(c)       Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions BNY Mellon receives from VP Distributors and the advice BNY Mellon receives from counsel, BNY Mellon may rely upon and follow the advice of counsel; provided that, if commercially practicable, BNY Mellon provides reasonable prior written notice to VP Distributors. VP Distributors shall, upon receipt of such notice, promptly and timely notify BNY Mellon in writing of its agreement or disagreement to any actions or any omissions to act that BNY Mellon proposes to take pursuant to counsel’s advice. In the event VP Distributors has timely notified BNY Mellon in writing of its disagreement, BNY Mellon and VP Distributors shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of such objecting party’s objection. In the event where, after such consultations, BNY Mellon and the objecting party are unable to agree on the actions or omissions in question and, given the circumstances, time permits, BNY Mellon shall consult independent counsel reasonably acceptable to the objecting party, and may follow and rely upon the advice of such independent counsel (the parties shall share equally the cost of such independent counsel). If BNY Mellon relies on the advice of counsel, BNY Mellon shall remain liable for any action or omission on the part of BNY Mellon in carrying out such advice which constitutes willful misfeasance, bad faith, negligence or reckless disregard by BNY Mellon of any duties, obligations or responsibilities set forth in this Agreement

EXECUTION COPY

(d)       Protection of BNY Mellon. BNY Mellon shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from VP Distributors or from counsel and which BNY Mellon believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon BNY Mellon (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of BNY Mellon’s properly taking or not taking such action. Nothing in this subsection shall excuse BNY Mellon when an action or omission on the part of BNY Mellon in carrying out such directions, advice, Oral Instructions or Written Instructions constitutes willful misfeasance, bad faith, negligence or reckless disregard by BNY Mellon of any duties, obligations or responsibilities set forth in this Agreement.

6.          Records: Visits.

(a)       The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, the Fund’s independent public accountants, Authorized Persons, the SEC and other regulators shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of VP Distributors or the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund, the Fund’s independent public accountants, or to an Authorized Person; provided, however, that the Fund shall bear the reasonable expense for copying and delivery of any non-routine books and records provided by BNY Mellon to the Fund, the Fund’s independent public accountants, or to an Authorized Person.

(b)       If applicable to the services provided by BNY Mellon, BNY Mellon shall keep the following records:

(i)	all books and records with respect to the Fund’s books of account;

(ii)	records of the Fund’s securities transactions; and

EXECUTION COPY

(iii)	all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-l of the 1940 Act in connection with the services provided hereunder.

7.          Confidentiality. BNY Mellon agrees to keep confidential all records of the Fund and information relating to the Fund and its shareholders, unless the release of such records or information is (i) otherwise consented to, in writing, by VP Distributors or (ii) Fund information provided by BNY Mellon in connection with an independent third party compliance or other review. VP Distributors agrees that such consent shall not be unreasonably withheld and may not be withheld where BNY Mellon may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

BNY Mellon acknowledges and agrees that in connection with its services under this Agreement BNY Mellon receives confidential portfolio holdings information (“Portfolio Holdings”) with respect to the Fund. BNY Mellon agrees that it will keep all Portfolio Holdings confidential in accordance with this Section 7, and will not use and will not allow any of its directors, officers, employees or agents to use such information as a basis for trading in securities or making investment decisions. If Portfolio Holdings are disclosed by BNY Mellon to any pricing vendor, BNY Mellon agrees that it will require that the pricing vendor agree to maintain the confidentiality of and prevent the misuse of the Portfolio Holdings. In addition to pricing vendors, BNY Mellon will disclose Portfolio Holdings only in appropriate SEC filings and, upon instructions from VP Distributors (which may be standing instructions) to other entities when, and as so instructed, by VP Distributors.

8.          Accountants. BNY Mellon shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. BNY Mellon shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to independent public accountants for the expression of their opinion, as required by the Fund.

EXECUTION COPY

9.          Disaster Recovery and Business Continuity. BNY Mellon has, and will have during the term of this Agreement, commercially reasonable provisions in place for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In addition, BNY Mellon has, and will have during the term of this Agreement, commercially reasonable business continuity plans and procedures in place. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement

10.       Compensation. As compensation for services rendered by BNY Mellon during the term of this Agreement, VP Distributors will pay to BNY Mellon a fee or fees as may be agreed to in writing by VP Distributors and BNY Mellon.

11.        Indemnification. VP Distributors agrees to indemnify and hold harmless BNY Mellon and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under applicable laws, but only to the extent legally permitted by such laws), and expenses, including (without limitation) attorneys’ fees and disbursements arising directly or indirectly from any action or omission to act which BNY Mellon takes in connection with the provision of services hereunder; provided, however, neither BNY Mellon, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of BNY Mellon’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

EXECUTION COPY

12.          Responsibility of BNY Mellon.

(a)       BNY Mellon shall be under no duty to take any action on behalf of VP Distributors or the Fund except as specifically set forth herein or as may be specifically agreed to by BNY Mellon in a written amendment to hereto. BNY Mellon shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. BNY Mellon shall be liable for any damages arising out of BNY Mellon’s failure to perform its duties under this Agreement to the extent such damages arise out of BNY Mellon’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)       Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) BNY Mellon shall not be liable for losses beyond its control, provided that BNY Mellon has acted in accordance with the standard of care set forth above; and (ii) BNY Mellon shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which BNY Mellon reasonably believes to be genuine; or (B) subject to Section 9, delays or errors or loss of data occurring by reason of circumstances beyond BNY Mellon’s reasonable control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)       BNY Mellon agrees to maintain procedures intended to, among other things, safeguard against fraud by its employees and agents.

(d)       No party (including a party’s affiliates) shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

EXECUTION COPY

13.          Description of Sub-Administration Services on a Continuous Basis.

(a)	BNY Mellon will perform the following sub-administration services with respect to the Fund:

(i)	File (or coordinate the filing of) the Fund’s annual and semi-annual reports with the SEC on Forms N-SAR and N-CSR and the Fund’s quarterly reports with the SEC on Form N-Q;

(ii)	Monitor the Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended (“Sub-Chapter M”); (iii) Coordinate printing and mailing of annual and semi-annual financial statements;

(iv)	Prepare reports for Fund Boards;

(v)	Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of BNY Mellon’s affiliates, summary procedures thereof and periodic certification letters;

(vi)	Prepare, execute, and file the Fund’s Federal and state informational tax returns (such state returns as of the date of this Agreement including for Delaware and Connecticut) and appropriate extensions after review and approval by the Fund’s independent registered public accounting firm;

(vii)	Prepare, execute, and file the Fund’s federal excise returns (Form 8613) after review and approval by the Fund’s independent registered public accounting firm;

(viii)	Prepare annual tax provisions and financial tax disclosures;

(ix)	Prepare tax cost for semi-annual and Form N-Q filings updated for current year-to-date wash sales and prior year known Schedule M adjustments;

(x)	Prepare dividend calculations, including accompanying analysis and earnings summary in accordance with applicable policy (as such policy is provided in writing by VP Distributors to BNY Mellon), and maintain dividend history;

(xi)	Prepare required disclosures for shareholder reporting, including Form 1099-DIV reporting and supporting materials such as QDI, DRD, income from U.S. Obligations, income from State obligations or other required disclosures;

(xii)	Prepare Earnings Summary Report on a quarterly basis;

(xiii)	Monitor and propose procedures as needed for tax considerations in the following areas: corporate actions, consent income, bad debt/restructurings, new instruments, premium amortization, and legislation and industry developments on an ad hoc basis; and

EXECUTION COPY

(xiv)	Prepare and deliver, to the extent available to BNY Mellon, survey information when and in the form requested.

All regulatory services are subject to the review and approval of Fund counsel.

b)	Notwithstanding anything in this Agreement to the contrary, VP Distributors agrees to notify BNY Mellon of any modifications made to the Fund’s registration statement or policies which affect BNY Mellon’s responsibilities under this Agreement; provided that, BNY Mellon shall not be bound by any such modifications which, in either case, would affect materially the obligations or responsibilities of BNY Mellon under the Agreement unless BNY Mellon shall have accepted such modifications, which acceptance shall not be unreasonably withheld or delayed. The scope of services to be provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to VP Distributors or the Fund, unless the parties hereto expressly agree in writing to any such increase. Notwithstanding any provision of this Agreement, the Services of BNY Mellon are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of VP Distributors, the Fund or any other person.

14.          Duration and Termination,

(a)          This Agreement shall be effective on the date first above written and shall continue in effect through April 15, 2014 (the “Initial Term”). Thereafter, this Agreement shall continue automatically for successive terms of one (1) year; provided however, that this Agreement may be terminated at the end of the Initial Term or any subsequent date by BNY Mellon upon 90 days’ prior written notice to the other parties, and by VP Distributors upon 60 days’ prior written notice to BNY Mellon. In addition, either party shall have the right to terminate this Agreement on 30 days’ written notice to the other party in the event of bona fide irreconcilable differences resulting from events contemplated by Section 5(c) of this Agreement; provided that, the party providing such notice of termination has previously provided the other party with written notice that such differences, if unresolved, shall cause it to terminate this Agreement and the parties, using good faith efforts, fail resolve such differences within 30 days from the date such first notice is received by the other party.

EXECUTION COPY

(b)          In addition, the Fund may terminate this Agreement prior to the end of the Initial Term or any Renewal Term if BNY Mellon fails to meet the service standard as set forth in Exhibit B to this Agreement for (i) a period of four (4) consecutive months or (ii) any six (6) months in a twelve (12) month period.

(c)          Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control (for purposes of this Section 14(c) “Change in Control” is defined to mean a merger, consolidation, acquisition, change in control, re-structuring, or re-organization or any other similar occurrence) involving VP Distributors or the Fund, VP Distributors ceases to be the administrator to the Fund, VP Distributors shall give notice to BNY Mellon that it is terminating BNY Mellon as the provider of the services hereunder. VP Distributors shall provide this notice promptly upon its knowledge that such Change in Control will result in its termination as administrator to the Fund, but no less than thirty (30) days prior to the effective termination date of this Agreement as specified in any such notice. Should BNY Mellon be involved in a Change in Control, BNY Mellon may assign or transfer this Agreement in connection with such Change in Control, provided that, BNY Mellon gives VP Distributors and the Fund thirty (30) days’ prior written notice of such assignment or transfer; both VP Distributors and the Fund consent to such assignment or transfer, which consent shall not be unreasonably withheld; and such assignment or transfer does not impair VP Distributor’s or the Fund’s receipt of services under this Agreement in any material respect.

15.          Notices. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device or e-mail. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by e-mail, it shall be deemed to have been given when opened by the receiving party. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to BNY Mellon, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attn: President; (b) if to VP Distributors, at 100 Pearl Street, Hartford, Connecticut 06103, Attn: Senior Vice President, Fund Administration, with a copy to Attn: Counsel, at the same address; or (c) if to none of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

EXECUTION COPY

16.          Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party(ies) against whom enforcement of such change or waiver is sought.

17.          Delegation: Assignment. Except as set forth below, no party to this Agreement may assign its rights or delegate its duties hereunder without the written consent of the other parties. BNY Mellon may assign its rights and delegate its duties hereunder to any affiliate of BNY Mellon, provided that (i) BNY Mellon gives VP Distributors thirty (30) days’ prior written notice; (ii) the delegate (or assignee) agrees with BNY Mellon and VP Distributors to comply with all relevant provisions of the 1940 Act; (iii) the officers of BNY Mellon responsible for providing the services pursuant to this Agreement remain substantially the same (iv) BNY Mellon and such delegate (or assignee) promptly provide such information as VP Distributors may request, and respond to such questions as VP Distributors may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee); and (v) VP Distributors does not object to the assignment within the notice period.

18.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

EXECUTION COPY

19.          Farther Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20.          Miscellaneous.

(a)       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and BNY Mellon.

(b)       Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)       Governing Law. This Agreement shall be deemed to be a contract made in Connecticut and governed by Connecticut law, without regard to principles of conflicts of law.

(d)       Information. VP Distributors will provide such information and documentation as BNY Mellon may reasonably request in connection with services provided by BNY Mellon hereunder.

(e)       Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f)       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)       Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

EXECUTION COPY

(h)       Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNY Mellon’s affiliates are financial institutions, and BNY Mellon may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. BNY Mellon may also ask (and may have already asked) for additional identifying information, and BNY Mellon may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(i)       The undersigned hereby represent and warrant to BNY Mellon that this Agreement, any benefits accruing to the undersigned in connection with this Agreement, and the fees and expenses associated with this Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, the Board has approved this Agreement, any such benefits, and such fees and expenses.

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director

VP DISTRIBUTORS, LLC

By:	/s/ David G. Hanley
Name:	David G. Hanley
Title:	Vice President and Treasurer

EXECUTION COPY

EXHIBIT A

AUTHORIZED PERSONS

THIS EXHIBIT A, dated as of December 12, 2011, is Exhibit A to that certain Sub-Administration Services Agreement dated as of December 12, 2011, by and between BNY Mellon Investment Servicing (US) Inc. and VP Distributors, LLC.

NAME (Type)	SIGNATURE

George Aylward

W. Patrick Bradley

Kevin Carr

EXECUTION COPY

EXHIBIT B

SERVICE STANDARDS

(Standard shall be measured on a monthly basis)

FUND SUB-ADMINISTRATION SERVICES

Final annual and semiannual shareholder reports shall contain no material errors: 100%

•	For purposes of this performance standard, a “material error” shall be one that requires a re-filing or amendment of the report.